Exhibit 99.1

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EDITED TRANSCRIPT

CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 26, 2013 / 01:30PM GMT

OVERVIEW:

CHS reported 3Q13 net sales of $656m and adjusted diluted EPS of $0.22.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP IR

Dave Dyer Chico’s FAS, Inc. - President, CEO

Pam Knous Chico’s FAS, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Brian Tunick JPMorgan - Analyst

Janet Kloppenburg JJK Research - Analyst

Neely Tamminga Piper Jaffray - Analyst

Liz Dunn Macquarie Research - Analyst

Tiffany Hagge Goldman Sachs - Analyst

Roxanne Meyer UBS - Analyst

Simeon Siegel Nomura Securities - Analyst

Pamela Quintiliano SunTrust Robinson Humphrey - Analyst

Dana Telsey Telsey Advisory Group - Analyst

Rick Snyder Maxim Group - Analyst

Liz Pierce Ascendiant Capital Markets - Analyst

Paul Alexander BofA Merrill Lynch - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Thomas Filandro Susquehanna Financial Group - Analyst

PRESENTATION

Operator

Good morning and welcome to the Chico’s FAS third-quarter 2013 earnings conference call. (Operator Instructions)

I would now like to turn the conference over to Todd Vogensen. Please go ahead.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Thanks, Amy, and good morning, everyone. Welcome to the Chico’s FAS third-quarter earnings conference call and webcast.

Joining me today at our National Store Support Center in Fort Myers are Dave Dyer, CEO, and Pam Knous, CFO.

Before Dave begins his executive overview, we would like to remind you that our discussions this morning include forward-looking statements and quarter-to-date data points which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized.

Also, the results discussed on this call exclude goodwill and intangible impairment charges as well as nonrecurring acquisition and integration costs for Boston Proper. The application of the technical accounting requirements for impairment recognition are based on recent sales performance for Boston Proper’s catalog business and do not include the potential benefit for future growth of stores. A reconciliation to GAAP results is included in today’s press release for your reference.

And with that, I will turn it over to Dave.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Thank you, Todd. As we discussed last quarter, Chico’s FAS entered the third quarter this year facing the headwinds of last year’s 10% comparable sales increase and our best third-quarter gross margin rate since 2009. Third-quarter retail traffic deteriorated from the second quarter, and as a result the overall environment was highly promotional.

With this backdrop for the third quarter, we delivered adjusted earnings per diluted share of $0.22, which compared to last year’s $0.25 per share. For the quarter, our comparable sales were negative 1.4% for a two-year stack of 8.5%.

These results over the two-year period demonstrate our ability to control the controllables and to grow our market share in the midst of a difficult environment. I am proud of how our teams responded to the challenge.

We managed our inventories throughout the quarter, ending with our inventories current and ready for the holiday season. As well, we managed expenses tightly. Despite the investments in strategic initiatives in the third quarter and an 8.6% increase in square footage, our SG&A was only up by 3.8%.

We believe our merchandise assortments were on target at Chico’s, White House, and Soma, as evidenced by another quarter with historically high in-store conversion rates. Counter to its sister brands, Boston Proper’s assortments did not meet our direct-to-consumer customer expectations, primarily because its offer lacked color, pattern, and the sexy Boho style that Boston Proper customers expect.

The good news is that the merchandise issues are entirely controllable by us. We know what the issues are. Our stores continue to perform above expectations, and we have taken the steps to address the recent sales trends.

Consistent with the first and second quarters of 2013, we again drove strong operating cash flow of $32 million in the quarter. We repurchased 2.1 million shares of stock for $35 million, or 7 million shares for $120 million year-to-date. In less than four years we will return $552 million in excess cash to shareholders, with dividend payments of $124 million and share repurchases totaling $428 million, or 17% of the shares outstanding when these programs began.

Also we announced this morning that our Board of Directors increased the quarterly dividend by 36% over the dividend run rate from last year’s third quarter — of this year’s third quarter. Since 2010 the Company’s dividend per share has nearly doubled and represents our ongoing commitment to increase shareholder value and return excess cash flow to our customers.

The announcement also underscores the Company’s strong financial position. It also demonstrates the Board’s and management’s confidence in the Company’s long-term business outlook and our ability to generate cash flow on a consistent basis.

While we expect the near-term environment to remain challenging and promotional, we are off to a positive start in the fourth quarter. As of today, I can share with you that, as reflected on our unaudited daily flash sales, our total Company quarter-to-date sales were running up approximately 5% on top of an 8% increase during the same time frame last year.

Even after considering the impact of Hurricane Sandy last year, our comparable sales — again, as reflected on our unaudited daily flash sales — are running positive by approximately 1%. We believe that our inventories are well positioned, and we intend to build on our momentum from early November and continue to grow our market share this holiday season.

Our 2013 strategic initiatives remain unchanged: expand omni-channel experiences; grow Soma and Boston Proper; and establish our international presence. We believe that in this difficult environment, companies who have the capacity to invest in their future will differentiate their performance in the long term.

Today I would like to focus on the store growth component of our initiatives. As a critical element of our omni-channel strategy, we remain committed to opening 120 stores or more for the next several years.

We have found that most women want to touch, feel, and try on merchandise. Accordingly, our stores act as an accelerator to online growth and online provides us the ability to connect with her in unique, personalized ways to accelerate store sales. We have demonstrated that our small store footprint allows us to increase our store base and generate significant returns on our investments.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Next, Soma. In 2012 we were pleased to share with you that Soma reached profitability as a brand. In 2013, Soma is generating some of the best comps in specialty retail, with the third-quarter comparable sales up a high single digit percent on top of strong double-digit comparable sales results last year.

Next, Boston Proper. I have talked previously about the terrific early performance of our core Boston Proper stores, which opened just this year. The tech table inside those stores allows the customer to interact with our online environment while she is shopping in the boutique, and it continues to be a big hit with the customers.

Sales for our new stores remain above plan, and over half the customers in the stores are new to Boston Proper. With these encouraging signs, we believe Boston Proper has a bright future as an omni-channel retailer.

Finally, international. We opened our first three White House Black Market stories in Canada last month. We are thrilled with the early performance of these stores. Customers are literally lining up at the doors for our grand openings, and their response to our sophisticated fashion has been incredible.

In fact, the grand openings for all three Canadian stores in Toronto were in excess of the previous US grand opening records for White House Black Market. These initial results confirm the strength of this strategy and the opportunity that Canada holds for the Company.

At this early date we believe our outlook for Canada’s long-term potential is approximately 10% of Chico’s and White House Black Market’s US sales. For [2010 sic] 2014 we expect to open our first Chico’s stores in Canada in addition to further opening more White House Black Market stores.

While we are beginning our international expansion in a focused way, building the appropriate infrastructure and growing at a measured pace, our international expansion is not something we need to do to support our growth today. We have plenty of near-term domestic opportunities. Instead, investing in international now demonstrates our commitment to building a sustainable foundation for long-term growth.

Chico’s FAS remains one of the few specialty apparel retailers with a portfolio of high-quality brands, the ability over time to target increases in square footage by high single-digit percentage, top line by low double-digit percent, and earnings per share by mid-teens percentage. With that I am pleased to share with you that our initial assumptions for 2014 capital expenditures will be between $140 million and $150 million.

Components of our 2014 capital assumptions include opening 120 to 130 gross new stores, including approximately 10 international standalone stores for Chico’s and White House Black Market combined, and opening 15 to 20 new Boston Proper stores. We will be rolling out POS systems to almost half of our stores, a new POS system which is going to replace our 12-year-old POS with a new state-of-the-art technology where we can use iPads and mobile checkout in the stores. We are further expanding our omni-channel capabilities and experiences.

I will be back in a few minutes for questions and answers, but now I want to turn it over to Pam. Pam?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Thanks, Dave, and good morning, everyone. Now to review the third quarter, net sales were $656 million, an increase of 3% compared to last year. Adjusted earnings per share were $0.22 compared to $0.25 in last year’s third quarter.

Comparable sales in quarter three were negative 1.4%, reflecting lower average dollar sale in a very promotional environment, partially offset by higher transaction count. We delivered a two-year comp stack above 8.5%, cycling last year’s exceptional result of 9.9%.

Not only did our third-quarter comparable sales increase sequentially from down 2.6% in second quarter this year, but our two-year stack sequentially increased from up 3% in second quarter to up 8.5% this third quarter. We achieved these results despite deteriorating overall retail traffic compared to the second quarter.

You may recall that the combined Chico’s/Soma comparable sales increase in the third quarter last year was 11.6%. So again, this quarter the Chico’s brand was cycling the phenomenal first year of So Slimming pants and last year’s strong color and print trend.

As we look at the competitive landscape this quarter, there were very few retailers cycling double-digit comps. However, our Chico’s brand was able to sustain significant market share gains, delivering a positive two-year stack with innovation and new collections including the extension of slimming technologies into new product categories and above-expectation performance in Black Label and our newly launched online shoe collection.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Similarly, Soma was also up against a double-digit comparable sales increase from 2012. Positive customer response to its new Stunning Support bra as well as the Sensuous Side minimizer bra drove a positive high single-digit comp for the third quarter, setting another Soma record for third-quarter sales and brand profit contribution.

White House Black Market, up against a 6.4% comparable sales increase from last year, delivered a positive 2.5% comparable sales increase. Customers responded positively to the uniqueness and quality of fashion at White House Black Market, driven by the Instantly Slimming dress and Perfect Form fabric. Along with net 50 new stores, White House Black Market total sales increased 10.8%, resulting in record third-quarter sales and brand profit contribution.

Gross margin in the quarter was 55.5%, 170 basis points below last year, as we moved aggressively to sell through our seasonal inventories in a very promotional and competitive environment. As a reminder, we were cycling high levels of full-priced selling last year, which resulted in the highest third-quarter gross margin in four years.

As I discussed in earlier quarters, the 53rd week from last year is causing unusual inventory comparisons at the end of each quarter. We plan our inventory space on our cadence of floor sets, which tend to follow similar calendar dates each year. Our reported fiscal inventories compare November 2, 2013, to last year’s quarter end of October 27; and this six-day period is traditionally when much of our holiday inventory ships or is received at our distribution center.

In-store inventories per selling square foot were flat when compared to the comparable period last year, for a two-year decline of 15%. Bottom line, on an apples-to-apples calendar basis, excluding non-comparable new stores, inventories were only up 3%.

Finally, inventories at year-end will be on a comparable calendar — yay. As a reminder, we are one of the few specialty apparel retailers adding approximately 7% square footage next year. So we are planning for inventories at the end of the fourth quarter to be in line with sales expectations, which includes inventory to support comparable sales and our new stores.

And of course we will quantify for you the impact of Chinese New Year shifting from Feb. 10 to January 31, which will again impact comparability.

SG&A as a percent of sales in the quarter was 47.1%, up 40 basis points to last year, primarily due to deleverage of occupancy costs, 115 net new stores, and the investment in our strategic initiatives. Similar to previous quarters, we managed our expense dollars to less than a 4% increase, which also reflected a reduced level of incentive compensation.

As Dave mentioned earlier, we are pleased with the progress on our strategic initiatives. Capital expenditures totaled $42 million in the quarter, primarily for store growth initiatives; and we are on track to spend approximately $140 million in capital expenditures in 2013.

As planned, approximately two-thirds of our 2013 capital investments are store related. A large number of recent new stores are in smaller markets. We currently have over 225 such stores.

From this substantial experience we can confidently share that, while these smaller market stores deliver a lower sales volume than more urban locations, they have lower occupancy expenses and they typically generate higher contributions and higher returns on investment. Excluding Boston Proper pilot stores, our average initial new store investment including inventory is $400,000 to $500,000, with a cash payback generally in a 15- to 36-month range.

Now moving to the fourth quarter, we have launched several initiatives focused on giftgiving, with enhanced Web functionality which will allow for gift package services and multiple ship-to locations from a single order, and merchandise that elevates our gifting presence across all brands.

Hurricane Sandy and the 53rd week will cause comparison challenges in the fourth quarter. Conversely, the 53rd week positively impacted sales for the fourth quarter last year by $38 million or 6.7% and positively impacted earnings per share by $0.02.

Sales from the 53rd week are considered non-comparable; meaning that wrapping around on the extra week will negatively impact our total sales growth while not impacting comparable sales. And absent a change in the overall retail environment, we expect the fourth quarter to remain promotional and competitive.

We are energized by the progress we are making in our strategic initiatives which will support our growth in 2014 and beyond: expanding omni-channel experiences, growing Soma and Boston Proper, and establishing our international presence for our Chico’s and White House Black Market brands. In addition, we are pleased with Chico’s ongoing product innovation and new collections to drive customer growth; and White House Black Market’s sales and profit momentum give us confidence that our capital is being effectively prioritized and deployed.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

During fiscal 2013 we have already repurchased $120 million worth of shares, in contrast to $37 million in the same time frame last year. While 2013 has reset our baseline for growth, we continue to be excited about our long-term growth prospects and confident in the investments we are making to drive future success.

Thank you, and we will now open it for questions. Todd?

Todd Vogensen - Chico’s FAS, Inc. - VP IR

All right. Thank you, Pam. That does conclude our prepared comments. At this time we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. And with that I will turn the call back over to Amy.

QUESTION AND ANSWER

Operator

(Operator Instructions) Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan - Analyst

Thanks. Good morning, everyone. Two questions if I could. One, just on the overall macro, trying to think why you think White House is outperforming the core Chico’s brands. And what is your optimism that the core Chico’s brand ex-Soma will begin to put positive comps on the board as we move into next year?

Then the second question, just on the gross margin opportunity, I know you had a couple of things going on with the China diversification and the automated DC. Can you maybe give us some update on when we could expect some gross margin opportunity? In the next couple of quarters, or years? Thanks very much.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, first, if you look at Chico’s, they were off historical high margins in sales from last year. They had their best year ever by a long shot in both margin and sales.

So maybe we are a victim of our own success a little bit. When you look at it on a two-year comp basis, I think that we are doing okay in Chico’s. I am fairly confident that Chico’s brand will continue to grow and again expand margin.

Part of theirs has been really a traffic issue. They have probably had — although traffic I would say has been consistent across all types of outlets, whether it has been malls or lifestyle centers or street locations, I would say that it is probably even a little tougher for the Chico’s customer than it has been for the White House customer. And as a result we have had to have a lot of promotional markdowns to help drive traffic.

There is that balance of how much margin you use to drive traffic, and where does it get the breakpoint to where you are better off to take the profit by having slightly less traffic. So that is the balance that we are playing.

Hopefully all this will come back next year. Again I think the spring assortments, from having reviewed them and even the holiday assortment this year, I feel very confident in. I think that they look very good and certainly have balanced, fashionable assortments.

There was another question in there somewhere.

Brian Tunick - JPMorgan - Analyst

Gross margin?

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

He kind of answered that. Yes.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Brian.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone. Dave, I was wondering if you could talk a little bit about the Chico’s performance. I know it was up against a tough comparison. But I was wondering if you were disappointed with any of the execution on the merchandising front there and maybe what remedies have been put in place as we move forward.

And Pam, I know that total sales are tracking, I think up 5% right now. But given the extra week comparison, it would be logical to assume that that will decelerate, correct, by quarter end? Thanks so much.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Chico’s execution.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, the Chico’s execution, honestly I think that they have executed very well.

Janet Kloppenburg - JJK Research - Analyst

So it was just the comparison, Dave?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

What’s that?

Janet Kloppenburg - JJK Research - Analyst

Was it just the comparison?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Yes, I think a lot of it was comparison. When you look at our comps last year, we were way ahead of everybody in the market: 9.9%, 10% total comps and 20% total sales increase in the third quarter last year. And as I said, somewhat victims of our own success.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

But I have got to tell you I have been disappointed in traffic all year long for all the brands. And this is certainly not the year that, when we entered January with the momentum from last fourth quarter even against Hurricane Sandy, that I expected.

Janet Kloppenburg - JJK Research - Analyst

So you don’t view it as an assortment issue or some categories slowing down?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Honestly, there are — as we go through and we look, I try to go through and we first look inward to see what we can do, because I want to control the controllables. I look at the assortments and — yes, can I see that maybe we overreacted to the So Slimming technology in Chico’s and we should have had a better balance of other bottoms? There is things like that.

Maybe we should have had some more jacket inventory. Jackets are turning very, very fast, both in the Chico’s casual brand and in Zenergy.

So if I had had a little more jacket inventory — I mean, I can look at things like that. But in balance it doesn’t explain the decline without looking at the traffic and what we have had to do to drive traffic in the stores promotionally.

The thing that I guess that you have to put in balance — if you would have problems with the assortment, we have seen before: when the assortment is not right, the customer just doesn’t buy. But those customers that come into the store are converting at an all-time high in all of our brands, which tells you that while there are some issues in assortment, that is not the major issue.

And the Chico’s customer is always more sensitive to the economy. We have had all the ups and downs and stuff going on with the debt ceiling and the government shutdown and all sorts of stuff, a frothy stock market. I just think that our customer, Chico’s customer who tends to be thinking about retirement or perhaps retired, and they are holding back.

I also said that a lot of people — there has been a shift into the way purchases are. You can look at, again as I said in the third quarter, I have benefited personally because we have auto dealers; auto dealers are having the best years we have had in five or six years, and that is the way all across the country.

You can look at Lowe’s and Home Depot, and homes, and home sales. Perhaps the customer temporarily is shifting to more — to other things than apparel.

But she will come back. I am convinced she will come back.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. All right, thanks, Dave, and thanks, Janet.

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray - Analyst

Great, good morning. I just want to talk a little bit about White House Black Market if we may. This is still a very young brand in the grand scheme of your portfolio. And just wondering: what you seeing from your loyalty customer database?

Are we actually — in terms of the number of members in the Black Book have we surpassed that of what we actually have at core Chico’s at this point, as they continue to grow? But any sort of metrics in and around the loyalty customer base on White House and what she is really responding to right now would be really helpful. Thank you.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President, CEO

I can tell you, Neely, that our total file is at an all-time high. We have continued to grow our customer file across all brands.

So it hasn’t been the fact of really attracting new customers. The purchase pattern is a little different, whether it is from our average unit retail because of the promotional thing that has lowered the average sale, or units per transaction are down. She may be coming in; where she would buy three items, she is only buying two.

So it is not that we are not converting and it is not that we are not bringing her in. But it is that she is — her spending patterns are just a little bit different.

And then when you’re in the promotional environment, you lose that retail of the promotion.

And I would say that when you look at the White House Black Market, the UPTs are up nearly 5%, where in Chico’s they are basically down a little bit to flat. So White House is performing a little bit better.

I think that customer — when you said younger, she is in her 40s. As we look at our customer file, both Boston Proper and the White House customer would be in their 40s. Chico’s would be a 50-something customer if you look at a median age. So yes, she is somewhat younger.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

All right. Thank you, Neely.

Operator

Liz Dunn, Macquarie.

Liz Dunn - Macquarie Research - Analyst

Hi, good morning. I guess I am curious what you are seeing in the outlet channel, or whether or not there is anything geographically or by store type that you are seeing that would just give us further clarity on this traffic situation. And what are you experiencing from a traffic standpoint in terms of your e-commerce business?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, when you look at the outlet mall there really is no difference than our experience in the other types of malls. The traffic, it’s all boats rise and lower with the tide. And that has affected us across all of our venues, again, whether it is outlet, street, lifestyle, or mall-based. Traffic has been very similar.

Traffic when you look at it region by region, again is similar — if you would correct for the Hurricane Sandy of last year, of course. But when you look at it consistently across the year, it has been basically the same story in traffic from what we see from the ShopperTrak, national ShopperTrak data.

There was one other question about outlets embedded in there, somewhere. I forgot.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

E-commerce traffic, which at this point really, Liz, we are looking at the business from an omni-channel perspective, looking at both stores and e-commerce. And that is reflected in the comments that we have been giving.

Clearly e-commerce is showing good signs, and we are putting a lot into some of the technologies that is resonating with the customer. But unfortunately at this point we just don’t break out.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President, CEO

We don’t really look at it — we don’t spend a lot of time trying to figure out where this — which channel, the profitability in every channel. As we said, we look at them interchangeably.

When we look at e-commerce we look at it as synergistic. It is in the comp store sales. When we take a store sale on our Locate, even though it shipped from the DTC Winder location it is recorded as a store sale.

Returns coming in from e-commerce into the stores are, again, taken into the stores. We really don’t care. A sale is a sale.

And we are doing a lot of things. What we find is that stores actually drive e-commerce sales, and e-commerce sales drive store sales.

Again, that multichannel shopper is where we spent most of our time because she is 7 times more valuable as a multichannel customer than an e-commerce customer or an Internet customer alone. That is why we want the multichannel customer and we spend all of our time not really caring where it comes from. We just want it to come.

Now, do we see that she is probably shopping with mobile and other things more than she has before? The answer is yes. I think that you are seeing something.

But again our store model — we don’t build big 6,000 to 10,000 square foot stores. Ours tend to be somewhere in the 2,500 to 3,500 square foot. We have higher than average productivity per square foot across all of our brands.

And we believe that even with some channel shift back and forth it really doesn’t matter to us. Our stores are still going to be above-average productivity.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Liz.

Operator

Tiffany Hagge, Goldman Sachs.

Tiffany Hagge - Goldman Sachs - Analyst

Hey, guys. I just wanted to quickly follow up on an earlier question and clarify. So just to be clear, you guys are not seeing any divergence in outlet channel traffic versus full-price channel traffic? Is that what I got from that?

And then a follow-up. Just looking ahead on the POS side, can you remind us of the implementation schedule and when you will be live on your new system?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, the answer to your first question on the outlet traffic, we don’t see much difference between that and the other ones. So the answer is yes; we don’t see a difference. Again, traffic has been consistent across any types of stores that we have.

The POS system that we are putting in, we successfully implemented it with our three Canadian stores: a Fujitsu POS, state-of-the-art, which gives us mobile technology, iPad technology, and lots of customer clienteling ability, which we are now building. We start the rollout in the US stores in the late spring of this year, and we will continue through summer of 2015 in rolling them out.

We are probably — we are looking at whether we roll them out by region or by brand. Since we will have to operate two systems for a while, it may actually be more advantageous to roll them out by brand than to roll them out regionally.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

So we are still looking at that and we are still writing a lot of the code to make sure that we have the exact same functionality plus a lot more on the Fujitsu system than we have on our current system.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Thanks, Tiffany.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Thanks, Tiffany, and welcome to the call.

Tiffany Hagge - Goldman Sachs - Analyst

Thanks. Happy holidays.

Operator

Roxanne Meyer, UBS.

Roxanne Meyer - UBS - Analyst

Great, thanks. Good morning. My first question is on Soma. It is great to hear about the strength in comps in third quarter and versus last year. I am just wondering if you can help us appreciate the quality of those sales.

How much of Soma sales are promotionally driven? How do the promotional levels there compare to your other brands? And how did promotions compare to last year?

And then just a follow-up. I am just wondering: how much more room do you think there is to push conversion at Chico’s and White House, given that is really the standout metric that you are pushing to all-time highs?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

I think there is always room to push conversion. We have a different selling model than most. We are not a transactional-based company where you just ring it up, let the customer find it himself, and you have cashiers.

Our associates do deliver most amazing personal service, where you really have a relationship with the customer. And while that relationship-building costs more, we believe that the customers, when they have somebody who really knows them and knows what they like and knows what looks good on them, can really build outfits the customer is just going to be thrilled with.

So we don’t really see right now a limit to conversion. I mean I guess there is an upper limit. We have some stores where I can tell you that you better zip your pockets when you walk in because we have probably more than one out of two people that walk in buy something.

So what is the limit? I am not sure. It is higher than where we are now. And there was another question in there, too.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Yes, it was on Soma. And we can really say to you that it is the strength of the new products that are driving that comp.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Our Stunning Support bra that we just launched, all the products that we own exclusively and have either — some of them we have patents on, like Stunning Support or applied for patents. We have certainly trademarked lots of our names, which we will vigorously defend.

And that has really driven it. That and the Vanishing Back bra, the Vanishing Edge panties, the Stunning Support, the Embraceable bras — all of these are products that we think differentiates us from the marketplace.

We have higher quality than you find. Our fabrics are softer, smoother, fit better, feel better.

It takes us about two years to bring a bra to market with all the testing and engineering that we have to do. Sometimes I think it may be easier to build a bridge than a bra.

But I think it is the strength of the product. We have normal promotions in there, but nothing excessive.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Thanks, Roxanne.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Thanks, Roxanne.

Operator

Simeon Siegel, Nomura.

Simeon Siegel - Nomura Securities - Analyst

Great. Thanks, good morning, guys. So another one on Soma. Can you provide any color there on the operating metrics and maybe what contribution you can see the concept adding to EPS over the next, call it 12 to 18 months?

And then, Pam, can you just talk to expected SG&A growth for the next year in light of the store openings and the systems initiatives that you guys referred to? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, I think that when you look at Soma, one of the things I can say is the margin is not much different than the apparel brands. So we think that Soma can continue to be a very profitable growth.

The thing that really limits the Soma is it takes a while for it to build to full potential. We have got stores that are seven years old that are still increasing double-digit.

So it takes a while to change the woman from her existing bra into a new one. The product loyalty that you get in that area is greater than most. So once you build the store base and get it to grow and get it to a size, the profit really begins to fall to the bottom line as you get it to the proper size.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

So that is what we are working on now. A lot of our stores are beginning to reach that profitable maturity. But when you look at the amount of stores that we are opening as a percentage to the total Soma fleet, it is higher than in the other brands because we have less stores.

So the new stores, which perform — which take a while to ramp up are a bigger percentage of the Soma numbers. That will again change over time. I think when we look at it two or three years from now, that certainly will be less of a percentage.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Regarding SG&A for next year, we are really excited about our strategic initiatives really moving into year two with omni-channel, Boston Proper ramping up the number of stores, international which will include expansion of additional stores for White House as well as the first entry for Chico’s.

So we have lots of things going on in the investment area. At the same time, we have a very good focus on cost disciplines here. As Dave says, we need to control the controllables at all times, and we will be doing our best to make sure that we can be as productive and effective as possible.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Simeon.

Operator

Pamela Quintiliano, SunTrust.

Pamela Quintiliano - SunTrust Robinson Humphrey - Analyst

Hey, guys. Thanks for taking my questions. When we think about traffic, Dave, you did mention that the entire year has been challenging. So is 3Q incrementally worse? If so, do you think that just reflects the CNN effect? Or what exactly is going on there?

And then just regarding the positive quarter-to-date trends — and sorry if I missed this — but does that reflect improvements across all divisions? And is that positive reaction to the new full-price product or was there any remaining carryover in there? Thanks so much.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Quarter three traffic was not as good as quarter two traffic, so that I can tell you. And again you look at it, I think quarter three is where we had the government shutdown and all the other noise and distraction going on. So that traffic was not as good, although traffic has been weaker than the previous year all year long. Something else?

Todd Vogensen - Chico’s FAS, Inc. - VP IR

I’m sorry. Pam, what was your second question?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

I think this cold of mine is getting to me. It has affected my short-term memory, so I apologize.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Pamela Quintiliano - SunTrust Robinson Humphrey - Analyst

Sure. Just the positive commentary regarding the quarter-to-date trends, and is that improvement across all of the divisions? And is that positive reaction to the new full-price product, or is that any residual carryover that is driving?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, I think it really is positive reaction to the new products. If you look at one of the things that we have done as a Company this year, we have really tried to go after fourth quarter much differently than we have in the past.

It was always amazing to me when I first joined Chico’s in 2009 that the fourth quarter was not only the smallest quarter of the year but we lost money. I can tell you that the fourth quarter is no longer the smallest quarter of the year; it is second from the bottom; it is the third best quarter of the year and we do make money in the fourth quarter.

But we have put in a lot of things. We looked at it and been trying to figure out: why would that be? Part of it is that she buys — our customers generally buy for themselves. And when they get into a gifting time and they buy for others, they perhaps curtail the expenditures on themselves.

However, I think we needed to do a better job of gifting. This year if you look certainly at Chico’s you will see a complete gifting assortment. If you go shop online you can see that in the same transaction you can send a gift-wrapped product up to 10 individual addresses without having to do a separate transaction for each different address that you ship. That was a major new functionality that we have added.

So we believe that we have taken steps to really drive the fourth-quarter business. We have in Soma; we just launched our pajama commercial which started on Sunday. This is the first time that we have done that.

Soma, unlike the other brands, the fourth quarter is their best quarter of the year. So we have done things to try to drive the fourth quarter better for them.

But I believe overall that our optimism in the fourth quarter would be based really on product, offset by whatever traffic profits we have.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Pam.

Operator

Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Hi, good morning, everybody. Can you talk a little — as you talked about the product at Chico’s, whether it is the better balance with bottoms on the So Slimming part or the jacket inventory turning very fast, when will you have the inventory where you want? And how do you see the collections moving forward, whether it is in Chico’s or White House? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, I think White House is in a good place right now. We really feel great about our current assortment and what we are delivering and feel equally well.

We went back — as we had a little issues with the color and some of the balance in the second and early third quarter, we went back and actually Donna and her team redid Spring. And I feel very good about White House Black Market assortment as does Donna for the Spring season.

Cinny went back and had the assembler relook at her product and had a lot of reactions and changes to get better balance in some of the places that we thought we were missing for Spring. And again, having reviewed those assortments recently for probably the first four or five months of next year, I think that we look very strong.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Our assortment is right. I think any of the issues that we may have had within balance or color we have corrected. And unless we stumble upon a new issue, I feel very good about where we are and what we have done to correct any deficiencies that we saw.

Again, we first look internal, rather than — it is easy to sit back and say: well, it is a traffic problem. Well, it is, but there is still — we have got to create our own traffic, and we got drive our own brand.

So we look internal and see what we can do better and make the corrections that we can, so we can minimize anything that we can control.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Dana.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you.

Operator

Liz Pierce, Ascendiant Capital Markets.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Liz?

Operator

Rick Snyder, Maxim Group.

Rick Snyder - Maxim Group - Analyst

Good morning. You said transactions were up. Would your or could you just give us some color on AUR versus UPT?

Second of all, it seems like from Dave’s comments, Boston may have been a bit too proper. What can we look for in changes in the assortment?

Third, you are expanding square footage; but it appears like — it appears that you are getting diminishing returns. Is there a point that you would slow expansion, close some core Chico’s stores, and improve free cash flow?

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Probably I will start with the AUR, UPT just to fill in. Clearly with the promotional environment being what it was, that had an impact on AUR; and that is most of what you are seeing in the ADS decrease.

And Dave talked about UPTs are little bit different across brands. But really AUR is the big driver on that average dollar sale number.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Boston Proper, too proper?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, you know, I think that is the best way that I have heard it described in a while. So I appreciate the comment.

There is one — we talked to you about this time last year how we had gone too much into the Boho; and everything West of the Mississippi sold like crazy and East of the Mississippi they didn’t respond to the assortment. Well, as you don’t want to do, we have managed to go ditch to ditch. We have now done very well East of the Mississippi and not so well West of the Mississippi as we eliminated some of the Boho and some of the sexy items that we were known for and as we have tried to reposition the brand.

I think that Sheryl and her team are all over that. We are making the corrections. We have made them in our recent catalog. Even the cover, the dress that we had on the cover of the catalog that is out. Sold unbelievably well, which really tells us that the customer is waiting for us to give her what she wants.

We are making the corrections. There are some of the things as we move to stores that were direct marketing disciplines that we probably lost sight of, and we are really making the corrections and moving back.

So I think Boston Proper assortment will be back on track. Again, the best thing about Boston Proper is when we shoot ourselves in the foot at least we can apply a tourniquet and fix it and heel; and that we are doing.

We really underestimated the upheaval that we put that brand through not only with repositioning, rolling out stores, what we did with the integrating them into our systems and moving things. It was — for an organization of, I don’t know, 80 or 90 people, a tiny organization, we actually put them through more than we probably should have, in retrospect.

That said, the product and some of the other things are completely controllable, and we are all over it. And we’d expect for us to have a much different story as we move into the Spring catalogs.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. And stores?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Yes, the last item is — I am sorry if I wasn’t clear earlier. But we’re actually finding that our smaller market stores, even though the sales volumes are somewhat less, we’re actually finding that we have in most cases a higher contribution and return on invested capital.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Rick.

Operator

Liz Pierce, Ascendiant Capital.

Liz Pierce - Ascendiant Capital Markets - Analyst

Good morning. Can you guys hear me now?

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Yes, we can.

Liz Pierce - Ascendiant Capital Markets - Analyst

Sorry about that. So, Pam, a question for you. I think in the last quarter you had talked about marketing as a percent of sales, that you were going to keep it at this pace. But in the context, if this is the new normal, with declining traffic, would you guys think of increasing it as a percent of sales? And if so, do you have thoughts behind where you would put those dollars? Thanks.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

I think that when we talk about marketing we like to talk about it as a toolbox. And depending on where the customer is at, what we have going on with product, we will look into that toolkit to decide what is the best vehicle that we should be using.

As an example, Dave just commented on the fact that Soma, which has a big Q4 gifting time frame, for the first time ever we are featuring their pajamas, their Cool Nights pajamas, a wonderful product. Doing something completely different with marketing for them.

And you could say, well, that is TV, that is a higher spend than sending out emails, etc. So I think what we try to do first is to say: what is the objective that we want to achieve? What is the best item for us? What is the best marketing vehicle for us to do that? And then to come up with an appropriate blend and an investment or a spend that we think is appropriate at that time.

Dave, do you want to add anything to that?

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Well, again, I do think it is in the toolbox. I certainly believe that our marketing and certainly our television marketing has formed — has not only driven sales to the stores but is a great prospector in attracting new customers. I don’t think it is any coincidence that (technical difficulty) files are at an all-time high; and I think a lot of that has been driven by our television advertising.

So I am one that does do a little bit contrarian at times. If I think that I have something that we can talk about that will drive sales and traffic, I am not unwilling to invest in marketing and to take it out to try to drive sales. I think that sometimes perhaps an additional investment in marketing is better for the long-term health of the brand and the file than some of the promotional events that companies would have.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thanks, Liz. Glad we got you on.

Operator

Lorraine Hutchinson, Bank of America Merrill Lynch.

Paul Alexander - BofA Merrill Lynch - Analyst

Hi, it’s Paul Alexander for Lorraine. Thanks for taking the question. Can you guys just clarify on the quarter-to-date comps being up? At this time last year had you already recognized Black Friday. Is that right?

So should we be thinking that as we get past Black Friday this year the comp could accelerate further? Thank you.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Yes, Paul, we actually follow the fiscal calendar. So basically our comps follow the same calendar as our total sales. So when we give you that comp number it is for the first 3.5 fiscal weeks of Q4 this year versus last year.

So in both periods Black Friday had not occurred yet. So it’s — with all the wonkiness in the calendar, it is as comparable as you are going to get. Okay?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Next question.

Operator

Edward Yruma, KeyBanc.

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi. Thanks very much for taking my question. Two quick ones, just on White House Black Market. I know that you had some color missteps last quarter. I know you have worked aggressively to rectify it and performance has improved. But did the quarter represent the full manifestation of the improvements in the way that you flow color?

And then I guess second, on Boston Proper, now that you have had a couple months to learn on the new concepts, how should we think about store square footage for the new stores that you open next year? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Store square footage for Boston Proper will be very similar. We believe in — again, small stores are going to be in the 2,000 to 2,500 square foot range. We think that that really gives you a great personalized-sized boutique which works well for that brand.

So we are happy with the sizes. We have experimented with this year in the four stores. We have one mall store in Boca Raton; we have two street locations in Naples and Sarasota; and we have one lifestyle center in The Shops here at Coconut Point, which is Estero, Florida. All of those are doing very well.

So we — again, experimenting in the types of stores which gives us encouragement that we can roll out the Boston Proper stores in a similar fashion to our other brands. Right now I think we have close to 16 stores that are signed; we may get another few. We are saying we’ve got 16 to 20 stores planned for next year.

So we are still looking at some of the real estate deals, and we are really bullish on this. I think as we look at next year and we look at the year after, we will probably be more aggressive opening more than 20 stores a year.

My guess is that some time in 2016 or 2017 we will reach the tipping point where you will have store sales being much more — much larger than the direct-to-consumer sales.

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

The first question was on the quarter three for White House Black Market reflects what we wanted in color from a penetration (multiple speakers)

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Yes, I think it was a much better balance. We did the little cleansing palette; the purple color that we brought in, which I guess was right at the end of the third quarter, is performing very, very well. And I think you will see us with a much better balance of color going forward.

We also added back a lot of the special products into White House Black Market. That was what we’re really known for; and we probably, as we got big, moved away from some of the really fine detail and trim.

We talk about affordable couture. We make sure that we have that layer in there, and regardless of what the price is. I mean, we have sold some $400 leather jackets this last quarter, which was I think one of the higher price points that we’ve had.

So we are not afraid to price it accordingly. Still when you look at what you would find in the marketplace for comparable quality and product, it is a hell of a value.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Thank you very much, Ed. I think we probably have time for one more call, Amy.

Operator

Thomas Filandro, Susquehanna Financial.

Thomas Filandro - Susquehanna Financial Group - Analyst

Hi. Thanks for taking my question. Hey, Dave, I think you touched upon this a little bit. Can you give us a little more detail about how you are flowing merchandise differently in the spring season, particularly on the seasonal side?

And can you give us a sense, Pam, maybe on how you are thinking about positioning unit inventories for spring? Thank you very much and happy Thanksgiving to everybody.

Dave Dyer - Chico’s FAS, Inc. - President, CEO

Okay. Happy Thanksgiving to you. When we flow Spring season, when you look at it, Spring season, the first and second quarters are our strongest quarters of the year. So this is the time when we really shine.

We do have, we believe, strong assortments and we are flowing them comparable to our sales trend, our expected sales trend, and comparable to previous years. First and second quarter — first quarter is our largest quarter.

So I don’t think you will see any difference in flow. The difference is the way that we have gone back and readjusted our assortments to make sure we have what the customer wants. And Pam?

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

I think that’s it. He wanted to know about flow, and I think we said we are going to flow it comparable to — as we had in the past.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thank you very much.

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NOVEMBER 26, 2013 / 01:30PM GMT, CHS - Q3 2013 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP, CFO

Thanks, everyone.

Todd Vogensen - Chico’s FAS, Inc. - VP IR

Okay. Thank you, everyone. That does conclude our call for this morning. We do apologize to those of you that we were not able to get to today in the hour or so we were on the call. But as always I am available for any follow-ups necessary.

Thank you all for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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